Exhibit 10.47

AMENDMENT TO

LAWSON SOFTWARE, INC.

2001 STOCK INCENTIVE PLAN

(Adopted June 24, 2010 to allow for surrender of options to pay exercise price and tax withholdings, and remove from future grant any of those surrendered options)

Pursuant to Section 13(a) of the Lawson Software, Inc. 2001 Stock Incentive Plan, the Board of Directors of Lawson Software, Inc. has approved the following amendment to the 2001 Stock Incentive Plan (the “2001 Plan”), effective June 24, 2010.  Capitalized terms that are not defined in this Amendment shall have the same respective meanings as described in the 2001 Plan.

Amendment

Section 7 of the 2001 Plan is hereby amended to include the following additional Sections 7(d) and 7(e):

(d)           Notwithstanding any provision in this Plan to the contrary, an optionee may elect to pay the purchase price for the Shares that are subject to the exercise of an option, in whole or in part, by a “net exercise” of such option, as further described below.  In the case of a “net exercise” of an option, the Company will not require a cash payment of the exercise price of the option but will reduce the number of Shares issued upon exercise by the largest number of whole Shares that have a fair market value that does not exceed the aggregate exercise price for the Shares exercised under this method.  Shares will no longer be outstanding under an option (and will therefore not thereafter be exercisable) following the exercise of such option to the extent that Shares are used to pay the exercise price of an option under the “net exercise.”

(e)           Notwithstanding any provision in this Plan to the contrary, the Shares underlying any options surrendered to pay the exercise price using a “net exercise” under Section 7(d) or to pay tax withholdings under Section 12(a) on or after June 24, 2010 will not again become available for issuance under this Plan.